Exhibit 99.1

News Release

Corporate Headquarters: 1144 East Market Street, Akron, Ohio 44316-0001	Media Website: www.GoodyearNewsRoom.com

MEDIA CONTACT:	Keith Price
330-796-1863
ANALYST CONTACT:	Pat Stobb
330-796-6704
FOR IMMEDIATE RELEASE
Goodyear Reports Strong Results for 2010’s First Quarter
•	Kramer optimistic about industry, company as he assumes CEO role

•	Sales increase 21% from last year on higher tire unit volume

•	Segment Operating Income up $416 million from last year

•	Net loss of 19 cents per share includes 41 cent charge for Venezuela devaluation

•	Cost reduction progress continues with $148 million in savings during quarter
          AKRON, Ohio, April 28, 2010 – The Goodyear Tire & Rubber Company today reported improved tire unit volumes, sales and segment operating income, as well as a significantly smaller net loss in the first quarter of 2010, despite a one-time charge related to the currency devaluation in Venezuela.
          “We are very pleased with our strong first quarter performance,” said Richard J. Kramer, president and chief executive officer. “As markets around the world continue to improve, we are starting to see the benefits of the strategic actions we took last year, including our commitment to launch innovative new products during an economic downturn. The strategic actions contributed to strong growth in both sales and earnings, positioning us well as the global economy continues its recovery.”
          Kramer became Goodyear’s president and chief executive officer April 13, succeeding Robert J. Keegan, who remains with the company as executive chairman.
          “As I take over the role as the company’s CEO, I am optimistic about the tire industry and confident that Goodyear’s brands, focus on innovation, leading distribution and excellent leadership team position us strongly for the future.”
          Kramer said his strategic priorities as CEO will include continuing to drive the company’s innovation engine with new products; increasing operating efficiencies throughout the supply chain; improving earnings, especially in North American Tire; expanding growth in emerging markets; enhancing Goodyear’s capital structure; and continuing to build its leadership team.
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          “I am confident that our focus on these priorities will enable Goodyear to gain from the recovery in industry volumes and help us overcome the challenges before us, specifically higher raw material costs,” he said.
          Goodyear’s first quarter 2010 sales were $4.3 billion, up 21 percent from the 2009 quarter. First quarter sales reflect the $399 million impact of a 14 percent increase in tire unit volume due to improved global demand and growth in emerging markets. Sales were also positively impacted by $224 million in favorable foreign currency translation and by $125 million from higher sales in other tire-related businesses, primarily third-party chemical sales in North America.
          The company had segment operating income of $240 million in the first quarter of 2010 compared to a segment operating loss of $176 million in the year-ago quarter. Compared to the prior year, first quarter 2010 segment operating income reflects improved global demand, which resulted in higher sales and increased production levels, along with actions that reduced costs by $148 million. The 2010 quarter benefited from $283 million in lower raw material costs, including $38 million of savings actions taken to reduce these costs.
          The 2010 first quarter was impacted by charges of $99 million (41 cents per share) resulting from the devaluation of the Venezuelan bolivar fuerte in January 2010, costs related to a debt exchange offer of $5 million (2 cents per share) and $5 million (2 cents per share) due to rationalizations, asset write-offs and accelerated depreciation; and gains of $8 million (3 cents per share) on asset sales, $8 million (3 cents per share) related to settlements with certain suppliers and $5 million (2 cents per share) resulting from various discrete tax benefits. All amounts are after taxes and minority interest.
          Goodyear’s first quarter 2010 net loss was $47 million (19 cents per share), compared with a loss of $333 million ($1.38 cents per share) in the 2009 quarter. All per share amounts are diluted.
          See the table at the end of this release for a list of significant items impacting the 2010 and 2009 quarters.
Business Segment Results
          See the note at the end of this release for further explanation and a segment operating income reconciliation table.

North American Tire	First Quarter
(in millions)	2010	2009
Tire Units	15.2	13.9
Sales	$1,779	$1,544
Segment Operating Loss	$(14)	$(189)
Segment Operating Margin	(0.8)%	(12.2)%
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          North American Tire’s first quarter 2010 sales increased 15 percent from last year to $1.8 billion, reflecting a 9 percent increase in tire unit volume and strong price/mix performance. Original equipment unit volume increased 45 percent, primarily in the consumer business due to higher vehicle production. Replacement tire shipments were up slightly from last year. Sales were positively impacted by $121 million from higher sales in other tire-related businesses, primarily third-party chemical sales.
          The first quarter 2010 segment operating loss of $14 million was a $175 million improvement over the prior year. The 2010 quarter benefitted from lower raw material costs of $132 million, higher volume, price/mix improvements, increased productivity and actions to reduce costs. The quarter was negatively impacted by $44 million in increased pension expense.

Europe, Middle East
and Africa Tire	First Quarter
(in millions)	2010	2009
Tire Units	18.4	16.2
Sales	$1,529	$1,268
Segment Operating Income (Loss)	$109	$(50)
Segment Operating Margin	7.1%	(3.9)%
          Europe, Middle East and Africa Tire’s first quarter sales increased 21 percent from last year to $1.5 billion primarily due to a 14 percent increase in tire unit volume and favorable foreign currency translation. Original equipment unit volume increased 53 percent, resulting from higher vehicle production in Europe. Replacement tire shipments were up 5 percent.
          First quarter 2010 segment operating income of $109 million was a $159 million improvement over the prior year. It was positively impacted by $133 million in lower raw material costs, higher volume, productivity improvements and actions to reduce costs.

Latin American Tire	First Quarter
(in millions)	2010	2009
Tire Units	5.1	4.2
Sales	$478	$383
Segment Operating Income	$76	$48
Segment Operating Margin	15.9%	12.5%
          Latin American Tire’s first quarter sales increased 25 percent from last year to $478 million primarily due to a 21 percent increase in tire unit volume. Original equipment unit volume increased 21 percent, resulting from higher vehicle production. Replacement tire shipments were up 20 percent.
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          Segment operating income of $76 million was a 58 percent improvement over 2009, despite a $28 million decline related to events in Venezuela, including the currency devaluation. The year-over-year improvement reflected higher volume and $16 million in lower raw material costs.
          The company continues to expect the events in Venezuela, including the devaluation, to negatively impact Latin American Tire’s full-year 2010 segment operating income by $50 million to $75 million as compared to 2009.

Asia Pacific Tire	First Quarter
(in millions)	2010	2009
Tire Units	5.2	4.1
Sales	$484	$341
Segment Operating Income	$69	$15
Segment Operating Margin	14.3%	4.4%
          Asia Pacific Tire’s first quarter sales increased 42 percent from last year to $484 million primarily due to a 27 percent increase in tire unit volume and favorable foreign currency translation. Original equipment unit volume increased 48 percent, resulting from higher vehicle production. Replacement tire shipments were up 16 percent.
          Segment operating income of $69 million increased $54 million over last year and was a first quarter record. The increase was due to price/mix improvements, higher volume, actions to reduce costs and favorable foreign currency translation.
Conference Call
          Goodyear will hold an investor conference call at 10 a.m. today. Approximately 45 minutes prior to the commencement of the call, the company will post the financial and other related information that will be presented on its investor relations Web site: http://investor.goodyear.com.
          Participating in the conference call will be Richard J. Kramer, president and chief executive officer; Darren R. Wells, executive vice president and chief financial officer, and Damon J. Audia, senior vice president, finance and treasurer.
          Investors, members of the media and other interested persons may access the conference call on the Web site or via telephone by calling (706) 643-2869 before 9:55 a.m. A taped replay will be available later by calling (706) 645-9291. The replay will also remain available on the Web site.
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          Goodyear is one of the world’s largest tire companies. It employs approximately 69,000 people and manufactures its products in 57 facilities in 23 countries around the world. Its two Innovation Centers in Akron, Ohio and Colmar-Berg, Luxembourg strive to develop state-of-the-art products and services that set the technology and performance standard for the industry. For more information about Goodyear, go to www.goodyear.com/corporate.
          Certain information contained in this press release may constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. There are a variety of factors, many of which are beyond our control, that affect our operations, performance, business strategy and results and could cause our actual results and experience to differ materially from the assumptions, expectations and objectives expressed in any forward-looking statements. These factors include, but are not limited to: our ability to realize anticipated savings and operational benefits from our cost reduction initiatives or to implement successfully other strategic initiatives; increases in the prices paid for raw materials and energy; actions and initiatives taken by both current and potential competitors; deteriorating economic conditions or an inability to access capital markets; pension plan funding obligations; work stoppages, financial difficulties or supply disruptions at our suppliers or customers; a labor strike, work stoppage or other similar event; our failure to comply with a material covenant in our debt obligations; the adequacy of our capital expenditures; potential adverse consequences of litigation involving the company; as well as the effects of more general factors such as changes in general market, economic or political conditions or in legislation, regulation or public policy. Additional factors are discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.
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The Goodyear Tire & Rubber Company and Subsidiaries
Consolidated Statement of Operations (unaudited)

	Three Months Ended
	March 31,
(In millions, except per share amounts)	2010	2009
NET SALES	$4,270	$3,536

Cost of Goods Sold	3,456	3,219
Selling, Administrative and General Expense	605	533
Rationalizations	2	55
Interest Expense	74	64
Other Expense	104	30

Income (Loss) before Income Taxes	29	(365)
United States and Foreign Taxes	53	(17)

Net Loss	(24)	(348)
Less: Minority Shareholders Net Income (Loss)	23	(15)

Goodyear Net Loss	$(47)	$(333)

Goodyear Net Loss — Per Share

Basic	$(0.19)	$(1.38)

Weighted Average Shares Outstanding	242	241

Diluted	$(0.19)	$(1.38)

Weighted Average Shares Outstanding	242	241
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The Goodyear Tire & Rubber Company and Subsidiaries
Consolidated Balance Sheets (unaudited)

	March 31,	December 31,
(In millions)	2010	2009
Assets:
Current Assets:
Cash and Cash Equivalents	$1,774	$1,922
Accounts Receivable, less Allowance — $108 ($110 in 2009)	2,861	2,540
Inventories:
Raw Materials	582	483
Work in Process	139	138
Finished Products	1,987	1,822

	2,708	2,443
Prepaid Expenses and Other Current Assets	328	320

Total Current Assets	7,671	7,225
Goodwill	682	706
Intangible Assets	163	164
Deferred Income Taxes	46	43
Other Assets	416	429
Property, Plant and Equipment less Accumulated Depreciation — $8,629 ($8,626 in 2009)	5,724	5,843

Total Assets	$14,702	$14,410

Liabilities:
Current Liabilities:
Accounts Payable-Trade	$2,549	$2,278
Compensation and Benefits	639	635
Other Current Liabilities	871	844
Notes Payable and Overdrafts	199	224
Long Term Debt and Capital Leases due Within One Year	153	114

Total Current Liabilities	4,411	4,095
Long Term Debt and Capital Leases	4,242	4,182
Compensation and Benefits	3,490	3,526
Deferred and Other Noncurrent Income Taxes	222	235
Other Long Term Liabilities	790	793

Total Liabilities	13,155	12,831

Commitments and Contingent Liabilities
Minority Shareholders’ Equity	573	593

Shareholders’ Equity:
Goodyear Shareholders’ Equity:
Preferred Stock, no par value:
Authorized, 50 shares, unissued	—	—
Common Stock, no par value:
Authorized, 450 shares, Outstanding shares — 243 (242 in 2009) after deducting 8 treasury shares (9 in 2009)	243	242
Capital Surplus	2,787	2,783
Retained Earnings	1,035	1,082
Accumulated Other Comprehensive Loss	(3,351)	(3,372)

Goodyear Shareholders’ Equity	714	735
Minority Shareholders’ Equity — Nonredeemable	260	251

Total Shareholders’ Equity	974	986

Total Liabilities and Shareholders’ Equity	$14,702	$14,410

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Non-GAAP Financial Measures
     This earnings release presents total segment operating income, which is an important financial measure for the company but is not a financial measure defined by U.S. GAAP.
     Total segment operating income is the sum of the individual strategic business units’ segment operating income as determined in accordance with U.S. GAAP. Management believes that total segment operating income is useful because it represents the aggregate value of income created by the company’s SBUs and excludes items not directly related to the SBUs for performance evaluation purposes. See the table below for the reconciliation of total segment operating income.
Total Segment Operating Income Reconciliation Table (unaudited)

	Three Months
	Ended March 31,
(in millions)	2010	2009
Segment Operating Income (Loss)	$240	$(176)
Rationalizations	(2)	(55)
Interest expense	(74)	(64)
Other expense	(104)	(30)
Asset write-offs and accelerated depreciation	(3)	(10)
Corporate incentive compensation plans	(7)	6
Intercompany profit elimination	(9)	(26)
Other	(12)	(10)

Income (Loss) before Income Taxes	$29	$(365)

First Quarter Significant Items (after tax and minority interest)
2010
•	Charges resulting from Venezuelan currency devaluation, $99 million (41 cents per share)

•	Costs related to debt exchange offer, $5 million (2 cents per share)

•	Rationalizations, asset write-offs and accelerated depreciation charges, $5 million (2 cents per share)

•	Gain from asset sales, $8 million (3 cents per share)

•	Gain related to settlements with certain suppliers, $8 million (3 cents per share)

•	Gain resulting from various discrete tax benefits, $5 million (2 cents per share)
2009
•	Rationalizations, asset write-offs and accelerated depreciation, $57 million (23 cents per share)

•	Gain primarily due to tax law changes, $9 million (4 cents per share)